AMENDED SCHEDULE A

dated February 5, 2018

to the

INVESTMENT ADVISORY AGREEMENT

dated August 25, 2015 between

THE ADVISORS’ INNER CIRCLE FUND II

and

RAMSEY QUANTITATIVE SYSTEMS, INC.

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate
RQSI Small Cap Hedged Equity Fund	0.80%
RQSI GAA Systematic Global Macro Fund	1.90%

ACKNOWLEDGED AND ACCEPTED BY:

RAMSEY QUANTITATIVE SYSTEMS, INC.

By:	/s/ Neil Ramsey
Name: Neil Ramsey
Title: President

THE ADVISORS’ INNER CIRCLE FUND II

By:	/s/ Michael Beattie
Name: Michael Beattie
Title: President